AMENDMENT TO RIGHTS AGREEMENT


           Amendment Number One, dated as of May 26, 1998, to the Rights Agreement, dated as of January 28, 1998 (the "Rights Agreement"), between Acxiom Corporation, a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

           WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

           WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 5.4 of the Rights Agreement;

           WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger, dated as of May 26, 1998 (the "Merger Agreement"), among the Company, ACX Acquisition Co., Inc. and May & Speh, Inc. ("May & Speh");

           WHEREAS, as a condition to the Merger Agreement and in order to induce May & Speh to enter into the Merger Agreement, the Company proposes to enter into a Stock Option Agreement, dated as of May 26, 1998, between the Company and May & Speh (the "Stock Option Agreement"), pursuant to which the Company will grant May & Speh an option (the "Option") to purchase up to 19.9% of the number of shares (the "Option Shares") of common stock, par value $.10 per share, ("Common Stock"), of the Company issued and outstanding immediately prior to the grant of the Option;

           WHEREAS, as a condition to the Merger Agreement and in order to induce May & Speh to enter into the Merger Agreement, Charles D. Morgan, a holder of shares of Common Stock ("Stockholder"), proposes to enter into an irrevocable proxy, dated as of May 26, 1998, between Stockholder and May & Speh, pursuant to which Stockholder is granting May & Speh an irrevocable proxy (the "Proxy") to vote such shares of Common Stock; and

           WHEREAS, the Board of Directors of the Company has determined it advisable and in the best interest of its stockholders to amend the Rights Agreement to enable the Company to enter into the Merger Agreement and Stock Option Agreement and consummate the transactions contemplated thereby without causing May & Speh to become an "Acquiring Person" (as defined in the Rights Agreement).

           NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

           Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Rights Agreement.

           Section 2. Amendments to the Rights Agreement. The Rights Agreement is hereby amended as set forth in this Section 2.

                (a) Section 1.1 of the Rights Agreement is hereby amended by deleting the first sentence there of and inserting in lieu thereof the following:

                "Acquiring Person" shall mean any Person who is Beneficial Owner of 20% or more of the outstanding shares of Voting Stock (as hereinafter defined); provided, however, that the term "Acquiring Person" shall not include any Person (i) who is the Beneficial Owner of 20% or more of the outstanding Shares of Common Stock on the date of this Agreement or who shall become the Beneficial Owner (as hereinafter defined) of 20% or more of the outstanding shares of Voting Stock solely as a result of an acquisition by the Company of shares of Voting Stock, until such time hereafter or thereafter as any of such Persons shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Voting Stock, (ii) who is the Beneficial Owner of 20% or more of the outstanding shares of Voting Stock but who acquired Beneficial Ownership (as hereinafter defined) of shares of Voting Stock without plan or intention to seek or affect control of the Company, if such Person (as hereinafter defined), upon notice by the Company, promptly enters into an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such shares), sufficient shares of Voting Stock (or securities convertible into, exchangeable into or exercisable for Voting Stock) so that such Person ceases to be the Beneficial Owner of 20% or more of the outstanding shares of Voting Stock; and (iii) who Beneficially Owns shares of Voting Stock consisting solely of one or more of (A) shares of Voting Stock Beneficially Owned pursuant to the grant or exercise of an option granted to such Person by the Company in connection with an agreement to merge with, or acquire, the Company at a time at which there is no Acquiring Person, (B) shares of Voting Stock (or securities convertible into, exchangeable into or exercisable for Voting Stock), Beneficially Owned by such Person or its Affiliates (as hereinafter defined) or Associates (as hereinafter defined) at the time of grant of such option or (C) shares of Voting Stock (or securities convertible into, exchangeable into or exercisable for Voting Stock) acquired by Affiliates or Associates of such Person after the time of such grant, which, in the aggregate, amount to less than 1% of the outstanding shares of Voting Stock; and provided, further, however, that May & Speh, Inc. ("May & Speh") and its Affiliates and Associates shall not be deemed to be an Acquiring Person as a result of either (x) the grant of the Option (as such term is defined in the Stock Option Agreement, dated as of May 26, 1998 between the Company and May & Speh (the "Stock Option Agreement")) pursuant to the Stock Option Agreement, or at any time following the exercise thereof and the issuance of shares of Common Stock in accordance with the terms of the Stock Option Agreement, (y) the grant of the Proxy, dated as of May 26, 1998, to May & Speh by Charles D. Morgan, or at any time following the delivery and execution thereof or (z) the grant of certain additional proxies with respect to shares of Common Stock owned by certain other stockholders of the Company contemplated by the Agreement and Plan of Merger, dated as of May 26, 1998, among the Company, May & Speh and ACX Acquisition Co., Inc.

           Section 3.     Miscellaneous.

                (a) The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

                (b) The foregoing amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                (c) This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all for which together shall constitute one and the same instrument.

                (d) This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.


           IN WITNESS WHEREOF, the parties hereto have caused this Amendment Number One to be duly executed and attested, all as of the day and year first above written.

 Attest:                            ACXIOM CORPORATION


 By: /s/ Catherine L. Hughes        By: /s/ Charles D. Morgan
    ------------------------           ---------------------------
 Name:  Catherine L. Hughes         Name:  Charles D. Morgan
 Title: Secretary                   Title: President



 Attest:                            FIRST CHICAGO TRUST COMPANY OF NEW YORK


 By: /s/ T. Marshall                 By: /s/ Peter Sablich
    ------------------------           ------------------------------------
 Name:  T. Marshall                 Name:  Peter Sablich
 Title: Account Officer             Title: Vice President